UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest events reported)   May 23, 2000
                                                         -----------------
                                                         May 17, 2000
                                                         -----------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


          New Mexico              Commission                  85-00019030
  ---------------------------     File Number 1-6986    ----------------------
 (State or Other Jurisdiction                 ------       (I.R.S. Employer
      of Incorporation)                                 Identification) Number)



        Alvarado Square, Albuquerque, New Mexico             87158
        ----------------------------------------             -----
        (Address of principal executive offices)           (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)



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Item  5.   Other Event

The following is the Company's press release and is being filed herewith as a current event.

New Mexico Regulators Set New Date for Electric Choice

Albuquerque, N.M., May 17, 2000 - New Mexico schools, small businesses, and residential consumers will have the opportunity to choose among competing electric power suppliers beginning January 1, 2002, according to a ruling announced by the state Public Regulation Commission ("PRC") yesterday.

The revised date is a year later than the original Jan. 1, 2001, target for retail electric competition in New Mexico. At the same time, the commission moved the open access date for large commercial and industrial customers back six months, from Jan. 1, 2002, to July 1, 2002. However, the commission did not alter its requirement that all regulated utilities file their completed transition plans by June 1, 2000.

The commission approved the new open access dates to allow local utilities to comply with federal and multi-state requirements and accommodate independent administration of the transmission system. The extension provides utilities with additional time to prepare their customer information and billing systems to accommodate customer choice. PNM, Public Service Company of New Mexico (NYSE:PNM), together with other utilities operating in the state, supported the extension for the initial open access date. The PRC also extended other deadlines established in the Restructuring Act, including one for approval of PNM's plan to establish a holding company with separate regulated and non-regulated subsidiaries.

The order extending deadlines is applicable to all utilities. The order does not change the existing procedural schedule for hearings on PNM's separation plan, however. The company is initiating negotiations with the other parties to that proceeding to reach a negotiated settlement that will expedite approval of its application to form a holding company, PNM President Jeff Sterba said.

"This new organizational structure complies with the requirements of New Mexico's industry restructuring law, protects the interests of consumers, and gives us the flexibility to compete effectively in the rapidly changing energy marketplace," Sterba said. "While we recognize that the commission now has a substantial work load, both in electric industry restructuring and other regulatory commitments, early approval of our separation plan will save time later in the process. We remain hopeful that the commissioners will act on our holding company plan in the very near future."

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

In addition to seeking regulatory approval for the holding company, at its annual shareholder meeting June 6, PNM is asking stockholders to exchange their PNM common stock for shares in a new holding company, Manzano Corp. The plan calls for the PNM regulated electric and gas utility to be housed in one Manzano subsidiary, while another subsidiary will contain the company's power generation, power marketing and energy services business. Other necessary approvals are also being sought.

PNM operates a combined electric and gas utility serving approximately 1.3 million people in New Mexico and sells power on the wholesale market. Avistar, a wholly-owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada, offers energy and water management solutions for government and institutional clients in the Southwest, and is assisting e-commerce provider AMDAX.com in launching an Internet-based energy auction system. PNM stock is traded primarily on the NYSE under the symbol PNM.

Statements made in this news release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and the company assumes no obligation to update this information. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. Federal and state regulatory activity and the transition to a competitive electric market in New Mexico may all have an impact on PNM's operating performance and future profitability. For a more detailed discussion of these and other important factors affecting PNM, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended March 31, 2000.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                   ------------------------------------------
                                              (Registrant)


Date:  May 23, 2000                             /s/ John R. Loyack
                                   ------------------------------------------
                                                   John R. Loyack
                                        Vice President, Corporate Controller
                                            and Chief Accounting Officer
                                   (Officer duly authorized to sign this report)





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